BARNHART ECONOMIC SERVICES, LLC

Scott W Barnhart, PhD, President

Cora M. Barnhart, PhD, Alan Hodges, PhD 561-310-3357

scottwbarnhart@gmail.com www.barnharteconomicservices.com

March 31, 2016

Mr. Alton Perkins Americatowne, Inc.

4700 Homewood Court, Suite 100 Raleigh, North Carolina 27609 USA

Re: Proposal for Professional Consulting Services for Economic Impact Analysis for the development of 20 AmericaTowne communities and International Trade Center in China.

This proposal consists of professional consulting services for a Feasibility Economic Impact Analysis for Alton Perkins (the “Client”) for the AmericaTowne communities and International Trade Center in China (the “Project”) are hereby offered to the Client by Barnhart Economic Services, LLC in support of the client’s application to the U.S.  Citizenship and Immigration Service (USCIS) Immigrant Investor Regional Center Program (EB-5) to demonstrate economic and employment (job creation) impacts of construction and operations of the project to be located in 20 communities in China.

Scope of Work

·	Review existing pro-forma financial statements for the project provided by the client. The study will rely strictly upon information provided by the client for determining the direct revenues, expenditures or employment of the project.

·	Build a regional economic model for the study area using the Impact Analysis for Planning (IMPLAN) input-output analysis and social accounting software and associated databases (MIG, Inc), including multipliers for indirect/induced effects arising from industry supply chain activity, spending by employee households, local/state and federal governments, and capital investment.

·	Assign project annual development expenditures, operating revenues and employment to pertinent industry sectors in the regional models, based on definitions of the North American Industry Classification System (NAICS).

·	Estimate the share of expenditures made within the local study area, and share of revenues originating from outside the local area, for each proposed business activity, if applicable for regional analysis.

·	Estimate regional economic impacts of the proposed project in the county and state, including employment (fulltime and part-time jobs), output (revenue), value added, labor income, property income, and indirect business taxes to governments.

·	Write brief report on job creation results and submit to the client as an electronic document (pdf).

Timetable. Upon receipt of required information, signature of contract and receipt of initial payment the study will be conducted within 6 days, or as soon thereafter as practicable.

Cost. The cost for professional services rendered on this project is $3,000. This price includes the cost of IMPLAN data acquired specifically for the economic study area in China at a cost of $1,500.

Requirements. The client shall furnish to the investigators a pro forma financial statement, or estimate of annual revenues, expenditures or direct employment for the proposed venture(s).

Terms of Payment. The feasibility study will be conducted to determine the preliminary job impacts at a non- refundable cost of $3,000, paid in advance. If the full economic impact study is commissioned, the feasibility study fee is applied to the full impact study fee. Outstanding fees not paid within 30 days of receipt of invoice shall incur interest at the rate of 12% per annum.

Contingencies. Minor revisions of a commentary nature or regarding the facts of the project will be made to the draft report at no additional charge. Additional work requested that is beyond the scope of work described above, including responding to Requests for Evidence (RFE) by USCIS, will be billed at a rate of $350 per hour.

Additional work requested that is required within less than seven (7) days, not due to the result of oversight by Barnhart Economic Services, LLC will be billed at a rate of $450 per hour.

Required Information. The client shall furnish to the investigators a construction/development budget and pro forma financial statements, or estimate of annual revenues, expenditures or direct employment for the proposed venture(s). NOTE: USCIS requires all construction and pro-forma income data provided by the client to be within industry averages for the project location.

Dispute Resolution. In the event of a dispute arising from this contract, the parties agree that jurisdiction and venue are proper in State Court in Palm Beach County, Florida, and any action brought by either party shall be brought in this jurisdiction.

Attorney’s Fees. In the event of any action being filed by either party arising out of this contract or any matter related thereto, the prevailing party shall be entitled to recover his attorney’s fees and costs.

Acceptance by Client. This contract is hereby accepted by the undersigned.

Alton Perkins

CEO

Name (please print) Title

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